Exhibit 99(r)(1)


                            [STANFIELD CAPITAL LOGO]
                         STANFIELD CAPITAL PARTNERS LLC
                                 CODE OF ETHICS

                         STATEMENT OF GENERAL PRINCIPLES

          As a fiduciary, Stanfield Capital Partners LLC ("Stanfield") owes an undivided duty of loyalty to its clients. It is Stanfield's policy that all Employees conduct themselves so as to avoid not only actual conflicts of interest with Stanfield clients, but also that they refrain from conduct which could give rise to the appearance of a conflict of interest that may compromise the trust our clients have placed in us.

          Stanfield demands the highest degree of personal and professional integrity and ethical behavior from its Employees. When you joined Stanfield, we placed trust in your ability to conduct the firm's business, as well as your own, responsibly and ethically. You earn that trust every day by demonstrating good judgment and applying high ethical standards to your work and acting within the letter and spirit of applicable laws and Stanfield policies. To guide you in your actions, the Management Committee of Stanfield has adopted this Code of Ethics (the "Code").

          The Code is designed to ensure that Employees conduct Stanfield business in accordance with the following general principles:

          o A duty at all times to place the interests of Stanfield clients first and foremost;

          o  Personal   securities   transactions   be  conducted  in  a  manner
             consistent with this Code and in such a manner to avoid any actual or potential conflict of interest, or an appearance thereof; and

          o Employees should not take, directly or indirectly, inappropriate advantage of their positions or abuse their fiduciary position of trust, loyalty and responsibility to Stanfield clients.


          The Code applies to all Employees(1) of Stanfield. It covers the following topics:


               (1) access and prohibitions related to material, nonpublic information;

               (2)  personal securities investing;

               (3)  service as a director; and

               (4)  gift and entertainment policy.


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(1)  For purposes of the Code,  "Employee" shall be deemed to include anyone who is permanently employed by Stanfield on a full-time basis, or otherwise has access to information regarding Stanfield's fiduciary investment activities or where in the judgment of the Management Committee or its designee, it is appropriate to subject such individual to the requirements of the Code.



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


The Code also imposes on Stanfield Employees certain restrictions and reporting obligations specified herein. Adherence to this Code, both letter and spirit, is a fundamental and absolute condition of employment with Stanfield.

          Of course, no Code of Ethics can address every circumstance that may give rise to a conflict, a potential conflict or even an appearance of a conflict of interest. Therefore, every Employee is expected to conduct himself or herself with good judgment by bringing concerns to the attention of the Management Committee, its designee or the General Counsel as well as being alert to any actual or potential conflicts of interest with Stanfield's clients, including appearances thereof. Failure to exercise good judgment, as well as express violations of this Code, may result in the imposition of sanctions on the Employee by the Stanfield Management Committee, including suspension or dismissal.


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


              MATERIAL, NONPUBLIC INFORMAT1ON AND THE CHINESE WALL

          Federal and state securities laws make it unlawful for any person to trade or recommend trading in securities on the basis of material, non-public information (the "Information"). Accordingly, under law and consistent with our fiduciary responsibilities, Stanfield and its Employees are prohibited from engaging in improper securities transaction using Information to benefit themselves, Stanfield, its clients or others. Likewise, Stanfield and its Employees are prohibited from transmitting the Information to anyone who will be likely to trade on such Information (e.g., tipping).

          Stanfield as an investor in bank loans is eligible to receive information about an obligor or borrower which is often material and/or non-public. In order to minimize those instances where Stanfield and its Employees obtain Information, Stanfield has elected, as a matter of policy, to engage in investments in public companies(2) on a public information basis only. Nevertheless, it is inevitable that Stanfield and its Employees may from time to time come into possession of Information in connection with its advisory responsibilities. Accordingly, Stanfield has implemented the policies and procedures set forth herein designed to: (i) manage the flow of Information within Stanfield; (ii) minimize those occasions when access occurs, and (iii) when it does occur, to prevent the misuse and the perception of misuse of Information

          Under applicable securities laws and consistent with our fiduciary responsibilities, Stanfield and its Employees are prohibited from engaging in improper securities transactions using Information to benefit the firm, themselves, clients or others. Likewise, Stanfield and its Employees are prohibited from transmitting the Information to anyone who will be likely to trade on such Information (e.g., tipping). Accordingly, failure to observe the guidelines set forth herein could subject you to personal liability in the event you communicate Information to another person who trades on the Information or in turn passes it on to another person who does.

          In addition to the general prohibition against trading while in possession of material, nonpublic information and against disclosing such information to others who trade, there is a specific rule, Rule 14e-3 of the Securities Exchange Act of 1934, as amended, which makes it unlawful to buy or sell securities while in possession of material information relating to a tender offer, if the person buying or selling the securities knows or has reason to know that the information is nonpublic and has been acquired directly or indirectly from the person making or planning to make the tender offer, from the target company or the bidder, or from any officer, director, partner or employee or other person acting on behalf of either the bidder or the target company. In addition to Rule 10b-5 and common law fraud prohibitions, this rule specifically prohibits not only trading but also the communication of material, nonpublic information relating to a tender offer to another person in circumstances under which it is reasonable to foresee that the communication will result in a trade by someone in possession of the material, nonpublic information.


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(2) Employees will have full access to Information on private companies. Private companies with an announced future public offering of securities will, however, be treated as a public company for these purposes.

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                    WHAT IS MATERIAL, NONPUBLIC INFORMATION?

          "Material information" is any information about a company, which, if disclosed, is likely to be considered important by an average investor in deciding whether to purchase or sell those securities. Examples of information which should be presumed to be "material" are matters such as projections or interim financial statements, dividend increases or decreases, significant new products or discoveries, major litigation by or against the company, liquidity or solvency problems, extraordinary management developments, significant merger or acquisition proposals, or similar major events such as a pre-payment or a redemption of bonds which would be viewed as having materially altered the "total mix" of information available regarding the company or the market for any of its securities. This list is by no means exhaustive and it would not be prudent to consider it so because there may be other information which could be considered "material" in the context of a particular company.

          "Nonpublic information", often referred to as "inside information," is information that has not yet been publicly disclosed. Information about a company is considered to be nonpublic information if it is received under circumstances which indicate that it is not yet in general circulation and that such information may be attributable, directly or indirectly, to the company or its insiders, or that the recipient knows to have been furnished by someone in breach of a fiduciary obligation. Courts have held that fiduciary relationships exist between a company and another party in a broad variety of situations involving a relationship between a company and its lawyers, investment bankers, financial printers, employees, technical advisors and others. Information should not be considered to have been publicly disclosed until a reasonable time after it has been made public (for example, by a press release). Someone with access to inside information may not "beat the market" by trading simultaneously with, or immediately after, the official release of material information.

          It is important to keep in mind that Information can be material not only to that company's securities, but the securities of another company or several other companies as well. Given the potentially severe consequences to Stanfield and its personnel, any Employee who is uncertain as to whether any Information would be considered "material" or "non-public" should direct questions to a member of the Management Committee, its designee or the General Counsel rather than relying on his or her own judgment or interpretation.





                              ACCESS TO INFORMATION

          Notwithstanding Stanfield's policy to limit access to Information, it is unrealistic to assume that Stanfield and its Employees will not be exposed to Information through various means under either of the two general scenarios as follows:

     o UNINTENTIONAL ACCESS. This type of access will occur through happenstance often in discussions with other market participants or company executives, under business or social situations. Information may be inadvertently transmitted to Stanfield and its Employees, despite their best efforts to avoid its receipt. Employees who unintentionally access Information must bring the matter to the immediate attention of the General Counsel or her designee who will document the episode and include the name on the Restricted List


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


     o INTENTIONAL ACCESS. The Chief Investment Officer or his designee has affirmatively determined that access to Information is critical for certain credits with a Tier 2 Watchlist ranking and all Tier 3 and 4 Watchlist ranked credits. There may be other cases where the Committee had determined that access is appropriate. For example, in order to make a decision regarding an amendment to a credit agreement which contains Information, it will be necessary to furnish Employees with the Information in order to determine whether to vote on the amendment.  The General  Counsel or her  designee  will  document  all instances of intentional access and include the names on the Restricted List.

          The decision to gain intentional access to Information and the corresponding consequences thereof can only be made by the Chief Investment Officer. This decision must be communicated immediately to the General Counsel or her designee and the appropriate company will be placed on Stanfield's Restricted List. All access to Information regardless of the reason, will be documented and the documentation maintained by the General Counsel or her designee. No Employee is authorized to decide on his or her own to access Information.

          Because Stanfield recognizes that access to Information is a reasonable possibility from time to time, the Management Committee has adopted the following policies and procedures to prevent its misuse. Regardless of the reason for the access to the Information, adherence to this policy is critical.

          On those occasions when such Information is obtained, Stanfield will be relying on its procedures designed to control the communication of and monitor the use of Information. These policies and procedures are called the "Chinese Wall".


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


                      OPERATION OF THE CHINESE WALL POLICY

INFORMATION FLOW PROCEDURES

          As part of the Information flow procedures, Stanfield has identified sources of incoming Information. The Information flow from these sources have been redirected pursuant to these procedures. No Employee should receive any type of Information that was not processed in accordance with the Information Flow procedures described below.

SHIELDING INVESTMENT PROFESSIONALS

          Stanfield has implemented procedures designed to control the flow of Information and the materials likely to contain Information within the organization. These procedures are designed to: (i) shield Information flow from Stanfield personnel engaged in making or recommending investment decisions, and
(ii) ably demonstrate to outsiders that the flow of Information and access thereto is strictly managed within Stanfield.

          Effective controls of Information necessitate detailed attention to the practical aspects of office procedure. In order to put into practice the principles described above, all Employees are required to adhere to the following procedures:

               o    Manage Access

               Stanfield has identified the likely sources of Information and materials containing Information and has redirected such material to the General Counsel or her designee for review in advance of distribution to Stanfield investment professionals. The materials which have been identified include, but are not limited to, bank books, periodic compliance certificates, amendments, monthly financial statements (the "Materials").

               o    Review and Redact

               The General Counsel or her designee reviews the Materials and removes all data, which contains Information before it is distributed to an Employee. This means that in some cases only portions of the Materials will be made available to Employees. In other cases, the Materials may be withheld in its entirety. The decision to withhold Information in whole or in part will be based on the reasonable judgment of the General Counsel or her designee who may consult with outside counsel or the Management Committee, as necessary or appropriate.

               o    Security Measures--Mailings and Deliveries

               All Materials received via overnight delivery, the U.S. Post Office or messenger should flow through the General Counsel or her designee. All Materials are delivered directly to the General Counsel's office for review and treatment. Because the flow of Information within Stanfield is critical to this policy, under no circumstances should an Employee seek to circumvent this process by directing


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


               outside parties to make a distribution to an address other than Stanfield's offices. Likewise, no Stanfield Employee should seek access to Materials, directly or indirectly, prior to delivery of the Materials to the General Counsel's Office. If particular Materials are time sensitive, those Materials will receive expedited treatment.

               o    Facsimiles

               The distribution of facsimile transmissions is also subject to the same channeling process as that used for mailings set forth above. Accordingly, the facsimile machine where Information is most likely to be received has been isolated in an office which is kept locked during non-business hours. Access to this office is limited to the General Counsel and her designees. Other Stanfield Employees should not access this office for any reason. Employees who do so risk subjecting Stanfield and its clients to restriction. Adherence to this policy can help to minimize the potential for exposure to Information and the corresponding need to restrict Stanfield's activity. Outside parties should be
               instructed  to  use  this  facsimile  number  when   distributing
               Materials via fax. The facsimile machine not secured in the office may be used by Stanfield Employees for outgoing faxes and for the receipt of public information only. Exceptions to this policy will be dealt with on a case by case basis based on the underlying facts and circumstances.

               o    Electronic Communications, E-mails and Intralinks

               Stanfield Employees who receive electronic mail or other communications through electronic means that is likely to contain Information should treat such communications as Information. The manner of communication has no bearing on its treatment for purposes of this policy. In accordance with the procedures, electronic communications which are likely to contain Information as attachments should be forwarded to the General Counsel or her designee immediately for review and screening. By forwarding, the e-mail, itself, will be opened. Since the Information will often be located in an attachment, it is, therefore, important that any attachment remain unopened. If the text of the email contains Information forwarding the email will create an audit trail that the Employee received the Information and the name will go on the Restricted List. To avoid this outcome, whenever uncertain the e-mail can remain unopened and be moved to a separate folder or a delete file. The audit trail will continue to show that this e-mail has not been opened. The Employee receiving this type of communication has a serious burden of demonstrating that he or she has not seen the Information. Therefore whenever practicable, the Employee should instruct the sender of the communication that future communications of this nature should either not be made or that they should be redirected in accordance with the procedures set forth herein. An e-mail instruction returned to the sender, copied to the General Counsel or her designee is sufficient to furnish this instruction. Clearly, not all electronic communications contain Information, in those cases; it is of course not necessary to forward the communication to the General Counsel. If uncertain as to whether a communication contains Information, it is prudent to consult with the Management Committee, its designee or the General Counsel prior to risking the potential for inadvertent access and the resulting restrictions. From time to time, Materials are made available to investors on an electronic service known as Intralinks. Intralinks Materials are password protected and the General Counsel and her designees are


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


               the only authorized Stanfield holders of Intralinks passwords. No
               other  Stanfield   employees   should  be  authorized  to  access
               Intralinks Materials.

               o    Location of Redacted Information

               Materials which contain Information and are retained by the General Counsel or her designee shall be maintained in a locked file cabinet. Access to the cabinet is secured and is limited to the General Counsel or her designee. Other Employees should not access or attempt to access this secure location.

               o    Permitted Access

               When access to Information is appropriate (e.g., Watchlist, amendment) or inadvertent, Information must still be safeguarded by Stanfield Employees, even when trading is restricted. Information must continue to be treated in a proprietary and sensitive manner since failure to do so could subject Stanfield and its Employees to liability for tipping. Accordingly, Information should not be left unattended in a common area (e.g., conference rooms or copy machines) or discussed in public areas (elevators or town cars). Should Information be found in a common area, you should bring this to the immediate attention of the General Counsel or her designee.

               Discussion and distribution of Information is to be strictly on a "need to know" basis to the extent necessary to perform the necessary analysis to which the Information relates. A "need to know" does not exist simply because the Information may help another in his or her activities. This means that the Information cannot be furnished, in whole or in part, directly or indirectly, to others outside of Stanfield, such as friends, relatives or business associates, regardless of the relationship. The availability of the Information should not be viewed as an exception to this policy.

                EMPLOYEE AND CLIENT RESTRICTED LIST AND GREY LIST

          Stanfield has also designed and adopted a Restricted List related to Employee activity and Client activity. Companies on these lists are subject to varying levels of limitations. The following outlines the criteria regarding the contents of and the maintenance of the Lists.

CLIENT RESTRICTED LIST:                                EMPLOYEE RESTRICTED LIST:

                                    INCLUDES:

1. Names in which Stanfield and/or its         1. Current Bond and Loan Holdings
Employees are in possession of
Information

2. Watchlist Names (certain Tier 2,            2. Loan and Bond names under
and all Tiers 3, 4)                               consideration

                                               3. New Deals


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                                               4. All names on Client Restricted
                                                  List.

                              REASONS FOR REMOVAL:

1. Information no longer material              1. Sale or redemption or paydown
   or is made public.                             in full of  holding plus 7
                                                  calendar days.

2. Name is no longer a Tier 2,3 or 4.          2. Security is no longer being
                                                  considered plus 7 calendar
                                                  days.

          All Stanfield Employees and their Covered Accounts will be precluded from engaging in personal securities transactions in the securities of the companies that appear on the Client and/or Employee Restricted List. This prohibition is based on both the Employee's access to Information and also on our fiduciary duty to avoid conflicts with client activity.

IF ANY EMPLOYEE ALREADY OWNS A SECURITY IN A COMPANY WHICH APPEARS ON THE RESTRICTED LIST, TRANSACTIONS WILL BE MADE ON AN EXCEPTION BASIS ONLY WITH THE CONSENT OF THE MANAGEMENT COMMITTEE OR ITS DESIGNEE, IN CONSULTATION WITH THE GENERAL COUNSEL.

          In addition to the Employee Restricted and the Client Restricted List, Stanfield also maintains a Grey List which includes (i) the companies where a Stanfield Employee or a Covered Account owns a private security and (ii) any security where portfolio managers or their Covered Accounts have an interest. This is a Grey List rather than a Restricted List because it will not block or prohibit client or employee activity. This Grey List will be maintained confidentially by the General Counsel or her designee, who will monitor client activity with the Grey List for potential conflicts with activity and transactions under consideration, and, will be furnished to the Management
Committee on an as needed basis in order to identify in advance those opportunities for conflict with client activities. Employee's private holdings will be distributed with the Client Restricted List for information purposes only. In this manner, those Stanfield Employees who may be evaluating an investment or making investment decisions will be reminded of the private names to remain vigilant of in order to anticipate potentials for conflicts. The public holdings of Employees have not been included, as the effect of those conflicts tends to be immaterial. The Client Restricted List will be distributed via email to all Stanfield employees, updates will be furnished as names are added or deleted.

                                    REPORTING

          In addition to the scenarios described above, an Employee may come into possession of Information through other means. If so, he or she must immediately notify a member of the Management Committee or the General Counsel or her designee and should not discuss such Information with anyone else including other Stanfield Employees and should not engage in transactions for himself or others, including Stanfield clients.


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                      CONSEQUENCES OF MISUSING INFORMATION

          The misuse of Information constitutes a violation of applicable securities laws potentially subjecting an individual or Stanfield to civil injunctive relief (bar or suspension from the industry), monetary damages and the imposition of criminal penalties. Tippees (i.e., persons who receive Information) or tippers (i.e., persons who pass along Information to others who can be expected to trade on such Information) also may be held liable under applicable securities laws

          Failures to comply with this policy are considered extremely serious by the Management Committee of Stanfield and will not be tolerated. Disciplinary action will be considered where appropriate and may include termination of employment. The risks associated with the proper handling and use of Information make it particularly critical that any questions regarding this policy be directed immediately to the General Counsel or a member of the Management Committee.

          This policy is intended to serve as a general guide to understanding the various firm policies regarding the treatment of Information. Each transaction is, however, different and it is not possible to cover every possible transaction in these policies. Accordingly, it will not always be clear how a particular case will be handled. Questions regarding the proper treatment and handling of Information, the Grey and Restricted Lists and the effects of these limitations should be addressed to the General Counsel or the Management Committee, or their respective designees.

                        PERSONAL INVESTING ACTIVITIES AND
                           PRE-CLEARANCE REQUIREMENTS

          (a) TRANSACTIONS COVERED BY THIS CODE. All transactions (purchases, sales or gifts) by Employees in Covered Accounts are subject to the pre-clearance procedures, trading restrictions and reporting requirements described below, unless otherwise indicated. For purposes of this Code, "Covered Account" includes the following:

          o Accounts held by (or for the benefit of) you, your spouse, significant other, or any children or relatives who share your home;

          o  Accounts (other than Stanfield  client accounts) for which you have
             or  share,   directly  or   indirectly,   through   any   contract,
             arrangement, understanding, relationship, or otherwise:

             o voting power (which includes power to vote or to direct the voting of a security), or

             o investment power (which includes the power to dispose or to direct the disposition) of a security;

          o Accounts held by any other person to whose support you materially contribute or in which, by reason of any agreement or arrangement, you have or share benefits substantially equivalent to ownership, including, for example:


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


             o arrangements (which may be informal) under which you have agreed to share the profits from an investment, and

             o accounts maintained or administered by you for a relative (such as children or parents) who do not share your home; and

          o  Accounts held for your benefit by any other person.

         Transactions in the following investments ("Exempt Investments") are not subject to the trading restrictions or other requirements of this Code and need not be pre-cleared or reported:

          o Registered unaffiliated open-end investment companies (including, open end mutual funds or unit investment trusts but, not closed-end funds);

          o  Direct  obligations of the United States (US Treasury  securities);
             and

          o High quality short-term debt instruments, including, but not limited to, bankers' acceptances, bank certificates of deposit, commercial paper and repurchase agreements.

          (b) PRE-CLEARANCE REQUESTS. Prior to entering an order for a Securities Transaction in a Covered Account, an Employee must complete a Trade Pre-clearance Request form which is attached hereto as part of the Code and submit the completed form to the General Counsel or her designee. The Trade Pre-clearance Request requires Employees to provide certain information and to make certain representations in connection with the specific proposed Securities Transaction(s). The General Counsel or her designee will review the information set forth in the form and, as soon as practicable, will consult with the Employee's Supervisor and/or a Portfolio Manager who will approve or deny the proposed Securities Transaction. For these purposes, the General Counsel or her designee will maintain a List of all Stanfield employees and their corresponding supervisors, as well as the appropriate Investment Professional/Portfolio Managers.

          No  order  for  a  securities   transaction  for  which  pre-clearance
authorization is sought may be placed prior to the receipt of written authorization of the transaction by the General Counsel or her designee. The authorization and date of the authorization will be reflected on the Trade Pre-clearance Request Form. The original of the completed form will be kept as part of Stanfield's books and records and a copy will be furnished to the employee.

          If an Employee receives permission to trade a security or instrument, the trade must be executed by the next business day's close of business following the date of the preclearance approval, subject to extensions as may be approved by the General Counsel or her designee.

          Ensuring that the proposed personal transaction does not constitute insider trading or a conflict with the interests of client(s) is the sole responsibility of the relevant employee, and obtaining pre-clearance to enter into a transaction under the terms of the Code does not relinquish that responsibility or provide the Employee with protection from liability under applicable law.

          (c) EXCEPTIONS: TRANSACTIONS THAT DO NOT NEED TO BE PRE-CLEARED BUT MUST BE REPORTED. The pre-clearance requirements (and the trading restrictions on personal investing described below), do not apply to the following transactions:

          o NON-DISCRETIONARY ACCOUNTS. Covered Accounts over which the Employee has no direct or indirect influence or control (a "Non-Discretionary Account"). An Employee shall be deemed to have "no direct or indirect influence or control" over an account only if all of the following conditions are met:

             (i) investment discretion for such account has been delegated in writing and such investment discretion is not shared with the Employee, or decisions for the account are made by a family member or significant other and not by or in connection with the Employee; and

             (ii) the Employee (and, where applicable, the family member or significant other) certifies in writing that he or she has not and will not discuss any potential investment decisions with such independent fiduciary or household member (A copy of the Form is attached to this Code); and

             (iii) the General Counsel has determined that the account satisfies the foregoing requirements.

          o GOVERNMENTAL ISSUES. Investments in the debt obligations of Federal agencies or of state and municipal governments or agencies.

          o NON-VOLITIONAL TRADES. Transactions which are non-volitional on the part of the Employee (such as the receipt of securities pursuant to a stock dividend or merger).

          o AUTOMATIC TRANSACTIONS. Purchases of the stock of a company pursuant to an automatic dividend reinvestment plan or an employee stock purchase plan sponsored by such company.

          o RIGHTS OFFERINGS. Receipt or exercise of rights issued by a company on a pro rata basis to all holders of a class of security. Employees must, however, pre-clear transactions for the acquisition of such rights from a third party or the disposition of such rights.

          Note that all of the transactions described above while not subject to preclearance are, nevertheless, subject to the reporting requirements set forth below.

          (d) BLACKOUT PERIODS. Employees and their Covered Account may not trade, buy, sell or transact in any security of a company held by or considered by Stanfield (See Employee Restricted List infra). A blackout period for personal transactions of at least 7 calendar days will be imposed for the period immediately prior to considering a new investment and following the sale, paydown or decision to decline an investment. The 7-day period may be shortened or lengthened at the discretion of the Management Committee or its designee based on the underlying facts and circumstances of the individual trade. The length of such a blackout period will be determined by a member of the Management Committee in consultation with the General Counsel based on the surrounding facts and circumstances.

          (e) PRIVATELY-ISSUED SECURITIES. Employees may not purchase or permit a Covered Account to purchase or acquire any privately-issued securities, other than in exceptional cases specifically approved by the Management Committee (considering, among other things, whether the investment opportunity should be reserved for Stanfield clients and whether this opportunity is being offered to an individual by virtue of his or her position with Stanfield). Requests for exceptions should be made in writing first to the General Counsel, who will consult with the Management Committee or its designee.

          Employees who acquired private securities prior to joining Stanfield are required to disclose that investment in their initial compliance package. If, in the future, Stanfield were to consider a transaction involving or affecting the private issuer, directly or indirectly, the affected employee would either be recused from the investment decision or, the fiduciary decision may be subject to an independent review by investment personnel with no personal interest in the transaction.

          Subject to the pre-clearance and reporting requirements of the Code, Employees may invest in interests in private investment funds (i.e., hedge funds). Employees may also invest in residential co-operatives and private recreational clubs (such as sports clubs, country clubs, luncheon clubs and the like) for their personal use. Such investments are not subject to trading restrictions of the Code but should be reported to the General Counsel.

          (f) PUBLIC OFFERINGS. No Employee may purchase a security offered pursuant to a public offering, whether primary or secondary and whether domestic or international.

          (g) EXCEPTIONS. The Management Committee or its designee in consultation with the General Counsel may grant exceptions from these trading restrictions upon written request. Employees must demonstrate hardship or extraordinary circumstances.

                     ECONOMIC OPPORTUNITIES, CONFIDENTIALITY
                            AND OUTSIDE DIRECTORSHIPS

          In order to reduce potential conflicts of interests arising from the participation of Employees on the boards of directors of public, private, non-profit and other enterprises, all Employees are subject to the following restrictions and guidelines:

          o An Employee may not serve as a director of a public company without the prior approval of the Management Committee or its designee in consultation with the General Counsel. Such positions are generally discouraged, since additional limitations regarding client and personal Employee activity become necessary should approval be granted.

          o Likewise, an Employee may not serve as a member of a creditors' committee without the approval of the Management Committee or its designee in consultation with the General Counsel.

          o Subject to the prior approval of the Management Committee or its designee, an Employee may serve as a director, trustee or member of an advisory board of either:

                (i)   any non-profit or charitable institution; or

                (ii)  a private family-owned and -operated business; or

                (iii) a residential cooperative.

               The Employee must report such service to the General Counsel or her designee in advance of accepting such a position. If in the course of such service, the Employee is in the position of furnishing investment advice or control with respect to the management of the entities' funds, such investment activity will be subject to the pre-clearance, restrictions and reporting requirements of this Code. (See definition of "Covered Account" infra.)

          o If an Employee serving on the board of directors or advisers of any entity attends any board or board related meeting or otherwise comes into possession of material, nonpublic information through such type of activity, he or she must immediately notify the General Counsel or her designee.

          o Employees shall not take personal advantage of any economic opportunity properly belonging to a Stanfield client or to Stanfield itself. Such opportunities could arise, for example, from confidential information belonging to a client or the offer of a directorship or the opportunity to purchase securities.

          o Employees must not disclose information relating to a client's intentions, activities or portfolios except:

                (i) to fellow Employees, or other agents of the client, who need to know such information to discharge their duties; or

                (ii)  to the client itself or its designee(s).

          o Employees may not cause or attempt to cause any Client to purchase, sell or hold any Security in a manner calculated to create any personal benefit, whether direct or indirect, to the Employee or an immediate family member.

          o If as a consequence of an investment decision that the Employee is recommending or participating in, that Employee or an Immediate Family Member stands to enjoy a personal benefit or has a personal interest in or will stand to benefit therefrom, the Employee must disclose that interest immediately to the Management Committee or the General Counsel. Based on the information given, the Management Committee will, in consultation with the General Counsel determine whether to restrict the Employee's participation in making the fiduciary decision on behalf of a client where the Employee has an interest or whether to implement an independent review of the proposed fiduciary transaction or some other remedy to satisfy our fiduciary obligations.

                             GIFTS AND ENTERTAINMENT

          In order to minimize any conflict, potential conflict or even an appearance thereof, Employees are subject to the following restrictions and guidelines with respect to gifts made to or received from, and entertainment with a person that conducts business with or provides services to Stanfield, that may do business or is being solicited to do business with Stanfield or that is associated with an organization that conducts or seeks to do business with Stanfield (the "Business Associate"):

          (a) GIFTS. An Employee may not retain a gift received from or make a gift to a Business Associate valued at approximately $250 or more without the approval of the Management Committee or its designee.

          Employees may not give, and must tactfully refuse, any gift of cash, a gift certificate or a gift that is substantially the same as cash.

          Each Employee is required to report quarterly to the General Counsel or her designee all gifts received and made during that period in excess of $100. This report will be incorporated into the Employee's quarterly certification.

          Gifts  among   Stanfield   Employees  are  not  subject  to  the  gift
limitations set forth above.

          (b) ENTERTAINMENT. Each Employee is expected to use professional judgment, subject to review by the Management Committee, in entertaining and in being entertained by a Business Associate.

          Provided that the Employee and Business Associate both attend, an Employee may accept from, or provide to, a Business Associate

          o Breakfast, luncheon, dinner or reception, ticket to a sporting event or the theater, or comparable entertainment, that is not so frequent, so costly, nor so expensive as to raise any question of impropriety.

          o Entertainment involving an overnight stay or air travel should be brought to the attention of a member of the Management Committee prior to accepting the invitation.

         If the Employee and the Business Associate are not both present at such sporting, theater or other entertainment event, the entertainment should be deemed a gift, subject to the foregoing financial limits and reporting requirements.

                                     REPORTS

          In order to implement the general principles contained in this Code, each Employee is required to file the following periodic reports with the General Counsel:

          (a) ACKNOWLEDGEMENT AND SCHEDULES. Upon commencing employment with Stanfield, each Employee shall submit to the General Counsel or her designee:

          o  a signed Acknowledgement of Receipt of the Stanfield Code; and

          o a schedule listing all Covered Accounts; (ii) all public and private securities and instruments directly or indirectly held by any Covered Account of such Employee (other than Exempt Investments), with nonpublic securities plainly indicated; and
             (iii) directorships (or similar positions) of for-profit, non-profit and other enterprises, both public and private.

         (b) REPORTS OF SECURITIES TRANSACTIONS. Each Employee shall cause to be provided to the General Counsel or her designee:

          o duplicate copies of confirmations of all transactions in each Covered Account, and

          o monthly statements (if any are regularly prepared, if not monthly, quarterly statements) for each Covered Account.

A form letter which Employees can use to send to brokers to arrange for duplicate confirmations and statements is provided as part of the Code and is available on the L drive under the file name "broker letter.doc".

         (c) QUARTERLY CERTIFICATIONS. Each Employee shall provide, or cause to be provided, to the General Counsel or her designee a signed Certification of Compliance with the Stanfield Code following the conclusion of the prior quarter. A copy of the form of Quarterly Certification has been provided as part of the Code.

         (d) EXEMPT INVESTMENTS. Confirmations and periodic reports need not be provided with respect to Exempt Investments.

                                  MISCELLANEOUS

          (a) INTERPRETATION. The provisions of this Code will be interpreted by the General Counsel and Management Committee or its designee, as applicable. Questions of interpretation should be directed in the first instance to the General Counsel.

          (b) SANCTIONS. Breaches of this Code will be reported to the Management Committee who may impose appropriate sanctions including disgorgement or other disciplinary measures appropriate under the circumstances.

          (c)  EFFECTIVE  DATE.  This Code shall be  effective  as of August 31,
1999.

                   ADDEDNUM TO STANFIELD CAPITAL PARTNERS LLC
                                 CODE OF ETHICS

         [To be inserted as an addendum to the Stanfield Restricted List and Chinese Wall Policy]

          In connection with the bank loan investments in distressed portfolios, the Distressed Unit(3) will be in possession of Information. Accordingly, all distressed or special situation bank loan names that the Distressed Unit holds for its portfolios or is considering for its portfolios will be placed on the Stanfield Restricted List. Placement on the list will restrict employee and client activity in these names. A representative of the Distressed Unit is responsible for advising the Legal Department when a name should be added to the Restricted List. In certain cases, the Information relevant to a holding or a potential holding may also involve another public company, e.g., where Distressed Company X is being acquired by a Company Y, both X and Y should be placed on restriction. Failure to make such timely notification can subject Stanfield and the individuals involved to sanctions. See infra CONSEQUENCES OF MISUSING INFORMATION.

          Names will be removed from the Restricted List by the Legal Department when appropriate under the circumstances, typically when both the name is no longer held and the information has gone stale.

          In those situations where the Distressed Unit is shorting bonds or engaging in other securities activities, the Distressed Unit is responsible for consulting the current Restricted List to determine whether the name may already be on the Stanfield Restricted List. If so, the Distressed Unit is restricted from engaging in activity in the name unless an effective Chinese Wall can be erected under the circumstances. Accordingly, prior to becoming restricted in a name, it is advisable to consider, among other things, the potential foreseeable impact on the shorting activity of the Distressed Unit.

          Updates to Restricted List are e mailed to all employees on an as needed basis. Members of the Distressed Unit should consult the Legal Department if there is any question about whether the Restricted List is current.

          All other parts of the Code of Ethics remain unchanged and continue to be in full force and effect.

--------
(3) The Distressed Unit includes the portfolio manager, analysts and other staff members who are responsible for the investments in or have access to Information relative to distressed and special situation portfolios, whether the portfolios are funds, separately managed accounts or any other form.


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